Exhibit 107
Calculation of Filing Fee
Table
Form
S-8
(Form Type)
THE PNC FINANCIAL
SERVICES GROUP,
INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Note#	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	(1)	Equity	Common Stock	Other	3,000,000	$198.29	$594,870,000	0.00015310	$91,074.60

		Total Offering Amounts					$594,870,000		$91,074.60

		Total Fee Offsets							$0

		Net Fee Due							$91,074.60

Fee Note #
(1)	The amount registered represents 3,000,000 shares of the common stock, par value $5.00 (the “Common Stock”), of the PNC Financial Services Group, Inc. (“PNC”) being registered under the 2025 Employee Stock Repurchase Plan (the “2025 ESPP”). Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares as may become issuable pursuant to the provisions of the 2025 ESPP relating to adjustments for changes resulting from a stock dividend, stock split or similar change. The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of the Common Stock covered by this Registration Statement have been estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $198.29 per share represents the average of the high and low sales prices of PNC’s Common Stock as reported on the New York Stock Exchange on December 17, 2024, a date within five business days prior to the filing of this Registration Statement.